Exhibit 10.3.1

Staking & Delegation Services Terms

Last Updated: May 5, 2026

These terms (these “Terms”) apply where “Client” seeks to obtain certain Staking Services (as defined below) from one of the BitGo Entities (as defined below) from which Client is currently receiving hot wallet or custodial services under a Relevant Agreement (as defined below).

By Delegating Tokens (as defined below) for Staking Services via the Platform, Client agrees to be bound by these Terms as of Client’s first Delegation (the “Staking Services Effective Date”). These Terms supplement, and do not otherwise modify or supersede the provisions of the Relevant Agreement (as defined below). Capitalized terms will have the meanings set out in the Definitions section below.

1. DEFINITIONS

1.	“Additional Terms” means the certain terms specific to each Supported Blockchain, as set out at www.bitgo.com/legal/staking-additional-terms, which are incorporated into and form part of these Terms by reference. The Additional Terms are subject to the protocols of the Supported Blockchain, including any changes to such protocols imposed by the respective Supported Blockchain in their sole discretion.

2.	“Affiliated Validator” or ”Go Validator” means any validator node owned, operated, or controlled by BitGo, Inc..

3.	“Amendment” has the meaning set forth in Section 3.3.

4.	“Amendment Effective Date” has the meaning set forth in Section 3.3(c).

5.	“BitGo Custodian Entity” means BitGo Bank & Trust, National Association, and any other BitGo Entity authorized to perform custodial functions on Client’s behalf.

6.	“BitGo Entities” means the BitGo Custodian Entities, and BitGo, Inc..

7.	“Bonding Period” means any period of time imposed by a Supported Blockchain’s protocol during which newly Delegated Tokens are in the process of being activated for participation in the Staking Services, and during which such Tokens may not be eligible to earn Rewards, are subject to restrictions on transfer or withdrawal, and cannot be undelegated without first completing the activation process, the duration of which is determined solely by the applicable Supported Blockchain’s protocol and is outside the control of the applicable BitGo Entity.

8.	“Bring-Your-Own-Validator” or ”BYOV Services” means the services described in Section 2.10.

9.	“BYOV Service Fee” has the meaning set forth in Section 2.10.

10.	“BYOV Validator” means a third party staking provider who is not a Partner Validator or the Go Validator.

11.	“Custodial Account” means a segregated custodial wallet in which a BitGo Custodian Entity holds digital assets on behalf of a Client in identifiable on-chain addresses assigned exclusively to that Client where the majority of the cryptographic keys are held by the applicable Custodian BitGo Entity.

12.	“Delegation” means the act by which Client instructs the applicable BitGo Entity, through the Platform, to assign Token Rights associated with one or more Tokens to the Go Validator, a Partner Validator, or, where permitted pursuant to Section 2.10, a BYOV Validator, in accordance with the protocol of the applicable Supported Blockchain and these Terms, for the purpose of receiving Staking Services. A Delegation is deemed submitted upon the applicable BitGo Entity’s receipt and acceptance of Client’s staking instruction through the Platform, and is deemed active from the time such Tokens are bonded on the applicable Supported Blockchain until the applicable Unbonding Period has concluded and such Tokens are returned to Client’s Custodial Account, Go Account, or Hot Wallet. “Delegate” has its corresponding meaning.

13.	“Hot Wallet” means a wallet connected to the internet that supports certain digital assets and is provided to Client by: (a) BitGo, Inc. or (c) another BitGo Entity where the majority of cryptographic keys are held by the Client.

14.	“Go Account” means an omnibus custodial off-chain wallet account in which digital assets of multiple clients are pooled together for operational efficiency, with individual client entitlements maintained in the BitGo Custodian Entity’s internal ledger accounts rather than in segregated on-chain addresses. For clarity, the BitGo Custodian Entity holds the majority of the cryptographic keys of the wallets that backed the Go Accounts.

15.	“Go Staking Services” has the meaning set forth in Section 2.3.

16.	“Law” means any applicable national, provincial, international, federal, state, county, and local statute, law, ordinance, regulation, rule, code, and order.

17.	“Legacy Staking Agreement” has the meaning set forth in Section 4.4.

18.	“Material Amendment” has the meaning set forth in Section 3.3(a).

19.	“Material Amendment Effective Date” has the meaning set forth in Section 3.3(c).

20.	“Migration Date” has the meaning set forth in Section 4.4.

21.	“Missed Rewards” means potential Rewards that would have been earned by Client but for (i) the failure of the Go Validator or Partner Validator to perform its validation obligations, including the failure to sign blocks or attest to transactions, on the applicable Supported Blockchain; or (ii) the unavailability of Tokens during any Bonding Period or Unbonding Period imposed by the applicable Supported Blockchain’s protocol. For the avoidance of doubt, Missed Rewards do not include (a) any reduction in Rewards attributable to Slashing Penalties; (b) Rewards lost due to protocol-level changes, network outages, or other events constituting a force majeure event; (c) Rewards foregone as a result of Client’s own acts or omissions, including Client’s instruction to undelegate or redelegate Tokens; or (d) Rewards lost in connection with BYOV Services.

22.	“Net Rewards” means the total Rewards minus any Slashing Penalties.

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23.	“Non-Standard Flow” has the meaning set forth in Section 2.5.

24.	“Partner Validator” means a third-party validator that has entered into a written partnership agreement with the applicable BitGo Entity to provide Staking Services to Clients on one or more Supported Blockchains, and that has successfully completed the BitGo Entity’s validator onboarding and risk assessment process. For clarity, Partner Validators do not provide Go Staking Services.

25.	“Party” refers to either the applicable BitGo Entity or Client; “Parties” means, together, the applicable BitGo Entity and Client.

26.	“Person” means any individual, organization, business, partnership, entity, corporation, or government.

27.	“Platform” means the computational infrastructure or platform through which the BitGo Entities perform or enable the Staking Services.

28.	“Released Parties” means the BitGo Entities, their affiliates, officers, directors, employees, agents, and representatives.

29.	“Relevant Agreement” means an agreement between Client and the applicable BitGo Entity that governs the provision of Custodial Account, Go Account, or Hot Wallet to Client, as applicable.

30.	“Rewards” means any rewards granted by the Supported Blockchain, including block rewards, endorser rewards, and transaction fees, as actually granted by the Supported Blockchain in connection with the performance of the Staking Services.

31.	“Slashing Penalties” means any penalty or reduction of Rewards applied by the Supported Blockchain.

32.	“Staking Services” means the exercise of Token Rights on behalf of Client by the Go Validator, a Partner Validator, or, where permitted pursuant to Section 2.10, a BYOV Validator.

33.	“Staking Service Fee” has the meaning set forth in Section 2.4.

34.	“Standard Flow” has the meaning set forth in Section 2.5.

35.	“Supported Blockchain” means any proof-of-stake network or blockchain ledger on which the Go Validator, a Partner Validator, or, where permitted pursuant to Section 2.10, a BYOV Validator may exercise Token Rights delegated to it by Client.

36.	“Token” means any digital asset, cryptocurrency, or blockchain-based unit of value (whole or fractional) that: (i) is native to, or otherwise recognized and supported by, a Supported Blockchain, and (ii) is held in Client’s Custodial Account, Go Account, or Hot Wallet. ”Token” does not include any digital asset that the applicable BitGo Entity has determined, in its sole discretion, is not supported on the Platform.

37.	“Token Rights” means, together, Validation Rights and Voting Rights.

38.	“Unbonding Period” means any period of time imposed by a Supported Blockchain’s protocol during which Delegated Tokens cannot be transferred, withdrawn, or otherwise accessed by Client following an undelegation instruction, the duration of which is determined solely by the applicable Supported Blockchain’s protocol and is outside the control of the applicable BitGo Entity.

39.	“Validation Rights” means rights of a Token holder to validate and sign the next definitive serial transaction record on a Supported Blockchain.

40.	“Voting Rights” means rights of a Token holder to vote upon proposals related to the operation and governance of the respective Supported Blockchain.

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2. SERVICES, REWARDS, SERVICE FEE, PROTOCOL CHANGES, WITHDRAWAL

2.1. Client’s Election. Client may decide whether to stake through their Custodial Account, Go Account, or Hot Wallet on the Platform. If Client wishes to Delegate Tokens held in their Go Account for Staking Services, Client’s staking instruction will direct the applicable BitGo Entity to provide Go Staking Services. By using Go Staking Services, Client agrees to these Terms, including in particular those set forth on Section 2.3. If Client wishes to Delegate Tokens held in their Custodial Account or Hot Wallet for Staking Services, Client may select the Go Validator or one of the Partner Validators shown on the Platform. Subject to the applicable BitGo Entity’s approval, Client may receive BYOV Services pursuant to Section 2.10.

2.2. Staking Services. Subject to these Terms, and upon Client’s election pursuant to Section 2.1, the Tokens Delegated by the Client for Staking Services will be staked and the applicable BitGo Entity, either through the Go Validator or a Partner Validator, will be authorized to exercise the Validation Rights and Voting Rights in a manner intended to generate Net Rewards; unless Client elects to exercise the Voting Rights directly in accordance with the Supported Blockchain’s protocols by providing prior written notice to the applicable BitGo Entity. In the case of Go Staking Services, the Tokens Delegated by the Client will be staked by the applicable BitGo Entity through the Go Validator, and the Go Validator will consolidate and exercise the Token Rights delegated by multiple Clients participating in Go Staking Services.

2.3. Go Staking Services. Holding Tokens in the Client’s Go Account does not, by itself, Delegate any Tokens. Tokens held in the Client’s Go Account may  be programmatically staked on the Platform only upon Client’s affirmative Go  staking instruction (per Token and per Supported Blockchain) submitted through the staking section of the Platform (the ”Go Staking Services”), and any such programmatic staking is conducted solely at Client’s affirmative instruction and not by automatic default. By electing Go Staking Services, Client acknowledges that (a) Go Staking Services exclusively use the Go Validator and Client does not have the ability to select another validator, (b) Client’s Tokens will be commingled with tokens of other clients using Go Staking Services, and (iii) Client’s ownership of Tokens and entitlement to Net Rewards will be determined solely by reference to the applicable BitGo Custodian Entity’s internal ledger accounts, books and records.  Nothing in these Terms requires Client to elect Go Staking Services. Client may, at any time, request that its Tokens be transferred from Client’s Go Account to Client’s Custodial Account, subject to any applicable Unbonding Periods, transfer restrictions, and the terms of the Relevant Agreement. The applicable BitGo Custodian Entity represents that, as a condition of offering Go Staking Services, the economic terms made available to Client will be substantially similar to the economic terms applicable to Staking Services through Client’s Custodial Account using the Go Validator or a Partner Validator. The applicable BitGo Custodian Entity will maintain accurate records reflecting each Client’s Token holdings, staked amounts, and allocated Net Rewards in Client’s Go Account. Client may access statements of its Go Account staking activity through the Platform. The applicable BitGo Custodian Entity will notify Client in writing of any decision to discontinue Go Staking Services for a particular Supported Blockchain or for all Clients, unless discontinuation is required immediately by applicable Law or a supervisory directive.

2.4. Staking Service Fee. In exchange for the performance of the Staking Services, the applicable BitGo Entity will receive a portion of the Net Rewards (the ”Staking Service Fee”) as set out in the Additional Terms, or as otherwise agreed upon by the Parties in writing. Staking Service Fees in the Additional Terms are the same whether Client stakes out of Client’s Custodial Account, Go Account, or Hot Wallet. The Staking Service Fee is in addition to any fees under the Relevant Agreement. Tokens Delegated as part of the Staking Services will continue to be taken into account for purposes of calculating any fees on balances of assets as agreed in the Relevant Agreement (i.e. custody fees, digital assets storage fees and/or similar fees). Staking transactions will not incur “outgoing transaction” fees under the Relevant Agreement, but Client remains responsible for any applicable network fees. When Client selects a Partner Validator, the BitGo Entity providing the Staking Services and the Partner Validator share the Staking Service Fee under a separate agreement. Similarly, when Client selects the Go Validator or uses Go Staking Services, the contracting BitGo Entity, and the Go Validator share the Staking Service Fee. The allocation of Net Rewards between the applicable BitGo Entity and the Go Validator is set on terms that are, in the applicable BitGo Entity’s good-faith determination, substantially equivalent to the terms it would negotiate with an unaffiliated validator providing comparable staking services under comparable market conditions.

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2.5. Transfer of Net Rewards. The performance of the Staking Services via the Custodial Accounts through the Go Validator or a Partner Validator is expected to result in the transfer of Rewards by the Supported Blockchain depending on the particular Token as follows: (a) for a standard token flow (the “Standard Flow”), Net Rewards (exclusive of the Staking Service Fee) go to the Custodial Account, and the applicable BitGo Entity receives the Staking Service Fee separately from the Go Validator or Partner Validator, as the case may be; (b) for a non-standard token flow (the “Non-standard Flow”), Rewards (inclusive of the Staking Service Fee) go to the Custodial Account, and Client will pay the Staking Service Fee to the applicable BitGo Entity as invoiced. Rewards may be in the same denomination as the Tokens that Client Delegated under these Terms. The transfer of Rewards is subject to the Supported Blockchain’s protocols and any variations to this Section 2.5 that may be set out in the Additional Terms. Client acknowledges: (i) Rewards distribution is not guaranteed; and (ii) nothing in these Terms guarantees the optimization of Rewards. In the case of Go Staking Services, Net Reward distributions will be allocated to Client’s internal ledger account maintained by the applicable BitGo Entity on a pro-rata basis proportional to Client’s Token holdings in the Go Account at the time Rewards are generated.

2.6. Slashing. Other than in the case of BYOV Services and subject to Section 4.1 below, the applicable BitGo Entity will use commercially reasonable efforts to prevent any Slashing Penalties. If Tokens are lost due to a Slashing Penalty caused directly by the applicable BitGo Entity’s operations, the applicable BitGo Entity will use commercially reasonable efforts to replace such lost Tokens, provided that (a) such Slashing Penalty is not caused by or attributable to a protocol-wide failure, Client’s acts or omissions, a third-party service provider, a hacker or other malicious actor, or a force majeure event; and (b) Client provides prompt written notice of the Slashing Penalty within 30 days of the event. Replacement will be in the same Token denomination or the equivalent U.S. dollars at the time of the Slashing Penalty. Replacement (if owed) is Client’s sole and exclusive remedy for any qualifying Slashing Penalty under these Terms (to the fullest extent permitted by Law), and no replacement or other reimbursement is provided for any Missed Rewards or other lost yield, profits, or opportunity costs. This Section 2.6 does not apply to BYOV Services. In the case of Go Staking Services, Client’s exposure to Slashing Penalties will not exceed Client’s pro-rata share of the Tokens in the relevant validator node at the time of the slashing event, as determined by the applicable BitGo Entity’s ledger accounts, books and records.

2.7. Protocol Changes, Airdrops & Forks. Client acknowledges that a Supported Blockchain’s  protocol may change, and airdrops or forks may arise, in each case outside of the control of the applicable BitGo Entity. Accordingly, and except as may be otherwise provided in these Terms: (a) the applicable BitGo Entity may respond to protocol changes, airdrops or forks in any way that the applicable BitGo Entity determines appropriate in its reasonable and sole discretion; (b) the exercise by the applicable BitGo Entity of any right or power that is available to it in its capacity as a validating node on the Supported Blockchain will not constitute a breach of any obligation owed to Client under these Terms; and (c) the applicable BitGo Entity will not be responsible for any losses, liabilities, damages, or reductions in value in respect of the Tokens in connection with such protocol changes, airdrops or forks on the Supported Blockchain. In the event that a Supported Blockchain undergoes a protocol change, such change will be deemed incorporated into and will supersede any conflicting terms of the Additional Terms, to the extent determined necessary by the applicable BitGo Entity in its sole discretion.

2.8. Withdrawal Limitations. Tokens Delegated or undelegated by Client from the Client’s Custodial Account, Go Account, or Hot Wallet may be subject to Bonding Periods or Unbonding Periods imposed by a Supported Blockchain’s protocol. Tokens and Rewards may be unavailable to Client during any Bonding Period or Unbonding Periods and may be subject to other restrictions imposed by the Supported Blockchain, including restrictions on transfer, withdrawal, and eligibility to earn Rewards. The applicable BitGo Entity will not be liable for any losses, liabilities, damages, reductions in value, or foregone opportunities incurred by Client in connection with the events described in this Section 2.8, including without limitation any Rewards not earned during a Bonding Period or any Rewards or Tokens that are unavailable during an Unbonding Period.

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2.9. Performance. No more than once per calendar quarter, upon Client’s reasonable written request, the applicable BitGo Entity will provide Client with a summary of the Go Validator’s uptime and Reward performance metrics for Client’s Delegated Tokens for the immediately preceding calendar quarter. Nothing in this section obligates the applicable BitGo Entity to provide real-time performance data or guarantees any particular level of Rewards. The applicable BitGo Entity targets Go Validator uptime of no less than 99.95% on an annualized basis per Supported Blockchain. This uptime target is a performance objective only, does not constitute a representation, warranty, or guarantee, and does not modify the liability limitations set forth in Section 4.1.

2.10. BYOV Services and Fees. Tokens held in Client’s Custodial Account may be permitted to be Delegated to a BYOV Validator in the applicable BitGo Custodian Entity’s sole discretion and on a case-by-case basis (“BYOV Services”). In exchange for the performance of the BYOV Services, the applicable BitGo Custodian Entity will receive staking service fees from Client as agreed upon by the Parties in writing (the ”BYOV Service Fee”). The BYOV Service Fee is in addition to any fees described in Client’s Relevant Agreement. Tokens staked as part of the BYOV Services will continue to be taken into account for purposes of calculating any fees on balances of assets as agreed in the Relevant Agreement (i.e. custody fees, digital assets storage fees and/or similar fees). Staking transactions will not result in an “outgoing transaction” fee that may be applied under the Relevant Agreement, but Client remains responsible for any applicable network fees. Unless otherwise agreed, BYOV Service Fee will be paid in U.S. dollars by Client to the applicable BitGo Custodian Entity in arrears upon invoice. Client will provide reasonable assistance to the applicable BitGo Custodian Entity to ensure accurate invoicing. The applicable BitGo Custodian Entity will notify Client in writing of any decision to discontinue BYOV Services for a particular Supported Blockchain or for Client specifically, unless such discontinuation is required immediately by applicable Law or a supervisory directive, in which case Custodian Entity will notify Client within a reasonable time thereafter.

2.11. Conflicts of Interest. Client acknowledges that the applicable BitGo Entity may have financial interests in the selection and performance of the Go Validator and Partner Validators, including through reward-sharing arrangements described in Section 2.4. The applicable BitGo Entity represents that its selection of validators and allocation of Staking Services across validators is made in good faith and in a manner intended to generate competitive Net Rewards for Clients, and is not made solely on the basis of the applicable BitGo Entity’s financial interest in any particular validator. Client further acknowledges that it has been informed of, and understands, the nature of the foregoing conflicts of interest, and, to the fullest extent permitted by applicable Law, hereby releases, waives, and discharges the Released Parties from any and all claims, demands, actions, causes of action, suits, losses, liabilities, damages, costs, and expenses of any kind, whether known or unknown, arising out of or relating to: (a) any actual or perceived conflict of interest between the applicable BitGo Entity and Client in connection with the selection or appointment of the Go Validator or any Partner Validator; (b) the reward-sharing arrangements between the applicable BitGo Entity and the Go Validator or any Partner Validator; or (c) any decision by the applicable BitGo Entity to continue using the Go Validator or a Partner Validator, provided that such decision was not the result of the applicable BitGo Entity’s gross negligence, fraud, or willful misconduct.

2.12. Validator Unavailability. If Client selects a validator (including a Partner Validator) for a Token or Supported Blockchain and such validator is removed from the Platform or otherwise becomes unavailable, the applicable BitGo Entity will not re-delegate Client’s Tokens to another validator without Client’s further instruction, except to the extent required by applicable Law or a supervisory directive, or as the applicable BitGo Entity determines necessary to maintain network security. Client acknowledges that, if staking is ceased or cannot continue due to validator unavailability, Client may experience Missed Rewards and any undelegation, unbonding, or redelegation may be subject to delays or other limitations imposed by the applicable Supported Blockchain’s protocol.

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3. TERM AND TERMINATION

3.1. Term, Termination and Survival. These Terms commence on the Staking Services Effective Date and remain in effect until the Tokens are undelegated from the Staking Services or BYOV Services. Termination is subject to any restrictions or Unbonding Periods provided in the Additional Terms or the Supported Blockchain’s protocol. Upon termination Client will make payment of all outstanding amounts owed to the applicable BitGo Entity under these Terms. The following provisions will survive any expiration or termination of these Terms: Sections 1, 2.8, 2.11, 3.1, 4.1, 4.2, 4.3, 5, and 6.

3.2. Regulatory Compliance. Client acknowledges that the applicable BitGo Entity may suspend, modify, or terminate the Staking Services or BYOV Services, in whole or in part, at any time upon written notice to Client if the applicable BitGo Entity determines, in its sole discretion, that continued operation of the Staking Services or BYOV Services would be inconsistent with applicable Law, regulatory guidance, or supervisory requirements of the applicable supervisory authority.

3.3 Amendments. The applicable BitGo Entity reserves the right to update, modify, or amend these Terms (including the Additional Terms) at any time and from time to time in its sole discretion (each, an ”Amendment”). Notice of an Amendment will be provided to Client as follows:

(a) Material Amendments. If an Amendment constitutes a material change to these Terms, including without limitation any change that: (i) materially reduces the applicable BitGo Entity’s obligations or liability with respect to the Staking Services; (ii) materially increases Client’s obligations, costs, or risk exposure; (iii) modifies the fee structure or Staking Service Fee applicable to Client’s active Delegations; or (iv) alters the scope of Staking Services available to Client (“Material Amendment”), the applicable BitGo Entity will provide Client with no less than thirty (30) days’ prior written notice of such Amendment by email to the contact information on file with the applicable BitGo Entity, or by written notice through the Platform (each, a ”Material Amendment Notice”). A Material Amendment will become effective and binding on Client upon the later of: (x) the date specified in the Material Amendment Notice; or (y) Client’s next Delegation of Tokens to the Staking Services following receipt of the Material Amendment Notice.

(b) Non-Material Amendments. If an Amendment does not constitute a Material Amendment, including without limitation any change that is administrative, clarificatory, or required to reflect a change in applicable Law or Supported Blockchain protocol, the applicable BitGo Entity will provide notice of such Amendment solely by updating the “Last Updated” date at the top of these Terms on the Website. A non-material Amendment will become effective and binding on Client upon Client’s next Delegation of Tokens to the Staking Services following the date on which the updated Terms are posted on the Website.

(c) General Provisions Applicable to All Amendments. For the avoidance of doubt with respect to any Amendment: (i) Delegations of Tokens that are active as of the applicable Amendment Effective Date will continue to be governed by the Terms in effect at the time such Delegation was submitted until such Tokens are undelegated and redelegated, at which point the amended Terms will apply; (ii) Client’s submission of a new Delegation on or after the applicable Amendment Effective Date will constitute Client’s acceptance of, and agreement to be bound by, the amended Terms in their entirety with respect to such new Delegation; and (iii) if Client does not agree to any Amendment, Client’s sole remedy is to refrain from making any new Delegation and to undelegate any active Tokens, subject to any applicable Unbonding Periods. The applicable BitGo Entity will maintain a record of prior versions of these Terms on the Website, accessible to Client upon request. The “Amendment Effective Date” means, with respect to a Material Amendment, the date specified in the applicable Material Amendment Notice, and with respect to a non-material Amendment, the date on which the updated Terms are posted on the Website as reflected in the “Last Updated” date.

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4. LIMITATION OF LIABILITY, INDEMNIFICATION

4.1. Limitation of Liability.

(a) Staking Services Limitation of Liability. IN NO EVENT WILL ANY BITGO ENTITY BE LIABLE TO CLIENT OR ANY OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES OR LOSSES OF ANY KIND (INCLUDING MISSED REWARDS, REVENUES OR PROFITS) ARISING FROM OR RELATING TO THESE TERMS OR THE STAKING SERVICES, REGARDLESS OF WHETHER BITGO ENTITIES WERE ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF. Furthermore, no BitGo Entity will be liable to Client, its customers or any other person for any Slashing Penalty or Missed Rewards or any other damages or losses caused by any protocol-wide malfunctions of a Supported Blockchain or bug(s) or malfunctions in any validator’s software. No BitGo Entity will be liable for “correlated Slashing Penalties” on the Ethereum blockchain. The BitGo Entities’s aggregate liability for direct damages under these Terms will not exceed the amount equal to the sum of the Staking Service Fees collected by the BitGo Entities under these Terms during the period six (6) months prior to the event giving rise to the liability. For Slashing Penalties, the BitGo Entities’ total liability for each Supported Blockchain is capped at the amount of Staking Service Fees collected by the BitGo Entities for that Supported Blockchain in the six (6) months prior to the event giving rise to the Slashing Penalty being assessed. For Missed Rewards, the BitGo Entities’ liability for each Supported Blockchain is capped at the amount of Staking Service Fees collected by the BitGo Entities for that Supported Blockchain in the three (3) months prior to the event giving rise to the Rewards being missed. Without limiting the foregoing, no BitGo Entity will be liable to Client or any other party for any damages or losses of any kind arising from or relating to any malfunction or failure of the Supported Blockchain.

(b) BYOV Services Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN SECTION 4.1(A) OR ELSEWHERE IN THIS AGREEMENT, IN NO EVENT WILL ANY BITGO ENTITY BE LIABLE TO CLIENT OR ANY OTHER PARTY FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES OR LOSSES OF ANY KIND OF ANY KIND RELATED TO BYOV SERVICES.

4.2. Indemnification. Client will indemnify and hold the BitGo Entities, their affiliates, and each of its and their respective subcontractors, licensors and agents and directors, officers, employees and representatives harmless from and against all damages arising from or related to any third party claim arising from or related to Client’s acts or omissions, including without limitation any breach of these Terms.

4.3 Release of Liability. To the fullest extent permitted by Law, Client hereby releases, discharges, and holds the Released Parties harmless from any and all claims, demands, actions, suits, or causes of action, whether arising in contract, tort, or otherwise, including but not limited to any claims for loss, or expenses, arising out of or in connection with the performance of the BYOV Services.

4.4 Relevant Agreement. These Terms will be incorporated to the Relevant Agreement, and the Staking Services will be deemed “Services” under such Relevant Agreement. In the event of a conflict between the Relevant Agreement and these Terms, these Terms will control solely with respect to Staking Services. For other matters, the terms of the Relevant Agreement will control. Notwithstanding anything to the contrary in any prior executed agreement governing staking or delegation services between Client and the applicable BitGo Entity (each, a “Legacy Staking Agreement”), any new Delegation of Tokens to the Staking Services made by Client on or after the date such Delegation is submitted (the “Migration Date”) will be governed exclusively by these Terms, regardless of whether such Delegation is made pursuant to or in connection with a wallet, account, or arrangement that was previously subject to a Legacy Staking Agreement. For the avoidance of doubt: (a) Delegations of Tokens that were submitted and remain active as of the Migration Date will continue to be governed by the applicable Legacy Staking Agreement until such Tokens are undelegated and redelegated, at which point these Terms will apply; (b) in the event of any conflict between these Terms and a Legacy Staking Agreement with respect to any new Delegation made on or after the Migration Date, these Terms will control; and (c) nothing in this Section 4.4 will affect any rights or obligations of the Parties that accrued under a Legacy Staking Agreement prior to the Migration Date, including any pending Reward distributions, Slashing Penalty claims, or fee obligations.

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5. REPRESENTATIONS AND WARRANTIES

5.1. Representations and Warranties of Client. Client represents and warrants to each applicable BitGo Entity, as of the Staking Services Effective Date and each date on which Client Delegates Tokens under these Terms, that: (a) Client has all right, title, and interest in and to the Tokens; (b) the execution, delivery, and performance of these Terms by Client (i) does and will not conflict with or violate any Law, and (ii) are not in violation or breach of, and will not conflict with or constitute a default under, any contract, addendum, or commitment binding upon Client; (c) Client is not entering into these Terms or Delegating Tokens for the purpose of making an investment with respect to any BitGo Entity or its securities, but instead, and only, to receive the Staking Services from the applicable BitGo Entity; (d) without limiting the foregoing, Client acknowledges and agrees that the entering into and performance of these Terms by each Party (including the Delegation of Tokens by Client) does not (i) represent or constitute a loan or a contribution of capital to, or other investment in, any BitGo Entity; or (ii) provide Client with any ownership interest, equity, security, or right to or interest in the assets, rights, properties, revenues or profits of, or voting rights whatsoever in, any BitGo Entity; and (e) to the extent Staking Services are provided by BitGo Bank & Trust, National Association, Client acknowledges and agrees that such Staking Services are provided in a non-fiduciary capacity, and nothing in these Terms will be construed to create a fiduciary duty, or investment advisory relationship between BitGo Bank & Trust, National Association and Client in connection with the Staking Services. Client has conducted its own due diligence and analysis of the Supported Blockchain and the matters provided under these Terms in order to determine whether Client wishes to enter into these Terms and Delegate Tokens to the applicable BitGo Entity for purposes of receiving Staking Services by that BitGo Entity. Client has not relied upon any information, statements, omissions, representations, or warranties, express or implied, written or oral, made by or on behalf of any BitGo Entity in connection with the entering into and performance of these Terms by the Parties.

6. DISCLAIMER, ACKNOWLEDGEMENT OF RISK

6.1. Disclaimer. Client acknowledges and agrees that use of the Staking Services is at their sole risk. Each BitGo Entity provides the Staking Services on an “as-is” and “as-available” basis and, to the maximum extent permitted by Law, each BitGo Entity disclaims all representations, warranties and conditions regarding the Staking Services or Client’s use thereof, including without limitation any warranties or conditions of merchantability, merchantable quality, durability, fitness for a particular purpose, non-infringement, title, quiet enjoyment or quiet possession and those arising by Law, or from a course of dealing or usage of trade. No BitGo Entity warrants that the Staking Services will meet Client’s requirements or expectations, will operate without interruptions, will be error-free, virus-free, that the results obtained from their use will be timely, accurate, reliable or current, or that any or all deficiencies can be found or corrected.

6.2. Acknowledgement of Risk. Client understands and agrees that: (a) there are risks associated with the use, holding and staking of Tokens including but not limited to the risks as described in the Additional Terms, and Client represents and warrants that it: (i) fully understands and is knowledgeable and experienced with the nature, use, holding and staking of Tokens and related protocols; (ii) is capable of evaluating the benefits and risks thereof; and (iii) is capable of bearing the economic risk of using, holding and staking Tokens, including without limitation the risk of loss or forfeiture of any staked Tokens; (b) the continued ability to stake Tokens or provide the Staking Services is dependent on many elements beyond each BitGo Entity’s control, including without limitation, the publication of blocks, network connectivity, hacking or changes in technical elements and the protocols of the applicable Supported Blockchains; (c) regulatory authorities may have not reviewed the merits, legality or fungibility of Tokens or the use, holding or staking of Tokens; (d) the Delegation of Tokens to receive Staking Services may become subject to regulatory controls that limit, restrict, prohibit or otherwise impose conditions on such activities; (e) Rewards are not guaranteed and may vary depending on many elements beyond the BitGo Entities’ control, including applicable Supported Blockchain’s protocols, and Client is not relying on any BitGo Entity to generate any profits or return; and (f) and Client is solely responsible for complying with Laws; (g) and the applicable BitGo Entity does not warrant that the Staking Services are legal for use by Client in its jurisdiction.

6.3. No Tax Advice. The applicable BitGo Entity makes no representation regarding the tax treatment of Rewards, Slashing Penalties, or any other amounts arising under these Terms in any jurisdiction. Client is solely responsible for determining and satisfying any tax obligations arising from Client’s participation in the Staking Services, and Client should seek independent tax advice before Delegating Tokens under these Terms.

For more information visit https://www.bitgo.com/products/staking/

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